SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

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June 1, 2005
Dear Shareholder:
      The directors and officers of Emmis Communications Corporation join me in extending to you a cordial invitation to attend a special meeting of our shareholders. This meeting will be held on Wednesday, June 13, 2005 at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
      The special meeting is being called to consider and vote upon a proposal to ratify the action of Emmis in filing the Articles of Correction with the Indiana Secretary of State on May 16, 2005. The Articles of Correction correct the anti-dilution adjustment provisions of Emmis’ outstanding 6.25% Series A Cumulative Convertible Preferred Stock. This revised anti-dilution provision in the Articles of Correction reflects the original intent of the parties by including a customary anti-dilution formula for tender offers.
      The formal notice of this special meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.
      We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.
      We look forward to seeing you on June 13.

Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer,
President and Chairman of the Board

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EMMIS COMMUNICATIONS CORPORATION
Indianapolis, Indiana
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
       The special meeting of the shareholders of Emmis Communications Corporation will be held on Monday, June 13, 2005, at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
      The holders of common stock and the 6.25% Series A Cumulative Convertible Preferred Stock (“convertible preferred stock”) will be asked to consider and to vote on the following matters:

(1) ratification of the action of Emmis in filing Articles of Correction with the Indiana Secretary of State on May 16, 2005; and

(2) transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.
      We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.
      Only shareholders of record at the close of business on May 25, 2005 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy card(s) are enclosed.

By order of the Board of Directors,

J. Scott Enright
Secretary
Indianapolis, Indiana
June 1, 2005

EMMIS COMMUNICATIONS CORPORATION
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204
PROXY STATEMENT
      In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our company” or “Emmis.”
QUESTIONS AND ANSWERS ABOUT THIS SPECIAL MEETING

Q:	Why did I receive this proxy statement?
      You received this proxy statement because our board of directors is soliciting your proxy to vote at the special meeting of shareholders. The special meeting will be held on Wednesday, June 13, 2005, at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
      This proxy statement summarizes the information you need to know to vote on an informed basis at the special meeting; however, you do not need to attend the special meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of special meeting and the enclosed proxy card(s) on June 1, 2005 to all shareholders entitled to vote.

Q:	What am I voting on?
      You are being asked to consider and vote on the ratification of Emmis’ action in filing Articles of Correction with the Indiana Secretary of State on May 16, 2005.

Q:	Who is entitled to vote?
      Holders of outstanding Class A common stock and holders of outstanding Class B common stock, voting as a single class, and holders of the convertible preferred stock voting separately as a class, as of the close of business on May 25, 2005, the record date, are entitled to vote at the special meeting. As of May 6, 2005, 51,938,982 shares of Class A common stock, 4,879,784 shares of Class B common stock and 2,875,000 shares of convertible preferred stock were issued and outstanding. As of May 6, 2005, there were no shares of Class C common stock issued or outstanding.

Q:	How do I vote?
      You may attend the meeting and vote in person or you can vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR the ratification of Emmis’ filing of the Articles of Correction. If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the special meeting.
      If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Q:	What does it mean if I get more than one proxy card?
      If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the Class A common stock and the Class B common stock?
      On the only matter expected to be submitted to a vote of our shareholders at this special meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. In this case, the Class A and Class B common stock vote together as a single group.

Q:	What are the voting rights of the convertible preferred stock?
      On the only matter expected to be submitted to a vote of our shareholders at this special meeting, each share of the convertible preferred stock is entitled to one vote, voting separately as a class. The convertible preferred stock has no voting rights with respect to any other matter that might come up at the special meeting.

Q:	Who will count the votes?
      Representatives of Wachovia Bank, our transfer agent, will count the votes.

Q:	What constitutes a quorum?
      A majority of the combined voting power of the outstanding Class A and Class B common stock, and a majority of the combined voting power of the convertible preferred stock, entitled to vote at the meeting constitutes a quorum for the special meeting (i.e., counting one vote for each share of outstanding Class A common stock, ten votes for each share of outstanding Class B common stock and one vote for each share of outstanding convertible preferred stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B common stock will vote together as a single class.

Q:	How many votes are needed for approval of each proposal?
      The ratification of Emmis’ filing of the Articles of Correction on May 16, 2005, requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against that proposal by such holders of our outstanding Class A common stock and Class B common stock, and that holders of 66 2/3% of the convertible preferred shares cast their votes in favor of the proposal.
      Proxies submitted by brokers that do not indicate a vote for the proposal because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the proposal for outstanding Class A and Class B common stock, but will count as a negative vote for outstanding convertible preferred stock.

Q:	What percentage of stock does our significant shareholder own? How does he intend to vote? What about all officers and directors?
      Jeffrey H. Smulyan, the Chief Executive Officer, President and Chairman of our board of directors, is our largest single shareholder, beneficially owning less than 1.0% of our Class A common stock and 100% of our Class B common stock as of May 25, 2005. Mr. Smulyan has informed us that he intends to vote in favor of the proposal regarding the ratification of Emmis’ filing of the Articles of Correction on May 16, 2005. If he does so, the proposal on which the existing common stock votes together as a single class will likely be approved by the common stock, because Mr. Smulyan controls approximately 48.9% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).
      All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 49.5% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options), and all intend to vote in favor of the Proposal.

Q:	Who may attend the Special Meeting?
      All shareholders as of May 25, 2005 may attend.

Q:	What do I do if I have additional questions?
      If you have any questions prior to the special meeting, please call our Investor Relations Department toll-free at (866) 366-4703.
PROPOSAL NO. 1
      On October 26, 1999, Emmis commenced an offering of 2,500,000 shares of convertible preferred stock. In connection with that offering, Emmis amended and restated its articles of incorporation to state the rights and other terms associated with the convertible preferred stock. The convertible preferred stock carried anti-dilution rights, that is, provisions that adjust the number of shares of common stock received for each share of convertible preferred stock upon conversion. The anti-dilution provisions were designed to protect the economic interests of holders of the convertible preferred stock in the event of certain actions by Emmis that would otherwise benefit holders of Emmis’ common stock at the expense of the convertible preferred stock, such as certain dividends, stock splits, issuances of options or warrants, and tender offers by Emmis for its own common stock. These provisions were included to keep the economic position of holders of the convertible preferred stock substantially the same after any such event as before. Emmis has recently discovered, however, that the anti-dilution provisions of its original second amended and restated articles of incorporation contained a mistake. Specifically, while the anti-dilution provisions generally operate as the parties intended — to keep the economic position of holders of the convertible preferred stock substantially the same after a triggering event as before — the provision relating to tender offers produces a disproportionate adjustment to the effect of any tender offer by Emmis on the economic position of holders of the convertible preferred stock.
      On May 16, 2005, Emmis announced that it had commenced its previously announced “Dutch Auction” tender offer to purchase up to 20,250,000 shares of its Class A common stock at a price per share not less than $17.25 and not greater than $19.75. In connection with the commencement of the Dutch Auction tender offer, Emmis filed Articles of Correction with the Indiana Secretary of State to implement the original agreement of the parties, by correcting the mistake in the anti-dilution provisions by including a customary anti-dilution provision for tender offers. Upon the completion of the Dutch Auction tender offer, the anti-dilution provisions, as originally filed, would have resulted in the holders of the convertible preferred stock receiving a substantially greater reduction in the conversion price than was the original expectation of the parties.
      Emmis filed a lawsuit on May 16, 2005 in Indiana State Court seeking (i) a declaratory judgment that the provision in the second amended and restated articles of incorporation relating to adjustments to the conversion price of the convertible preferred stock in the event of a tender or exchange offer was the result of a mutual mistake and the Articles of Correction delivered by Emmis to the Indiana Secretary of State are valid, binding and enforceable against all holders of the convertible preferred stock or (ii) reformation of the second amended and restated articles of incorporation as stated in the Articles of Correction. The Dutch Auction tender offer is contingent upon Emmis either prevailing in the lawsuit or resolving the subject matter of the lawsuit in a manner satisfactory to it.
      The anti-dilution provision for tender and exchange offers in Emmis’ convertible preferred stock set forth in Emmis’ uncorrected second amended and restated articles of incorporation applies a formula typically used for dividends and distributions to shareholders. The dividend anti-dilution adjustment is based on a comparison of the market value per share of the Class A common stock and the amount of the dividends and distributions paid per share. By treating anti-dilution adjustments for tender offers on a per share basis, the provision disproportionately benefits the economic position of holders of Emmis’ convertible preferred stock to the detriment of the holders of the common stock because it adjusts the conversion price based on the entire amount of the tender offer consideration paid rather than just the premium paid over the market price of the Class A common stock. As originally filed, the Second Amended and Restated Articles of Incorporation would, even in the case of a tender offer by Emmis at a price per share substantially below the current market price of the Class A common stock, result in a downward adjustment to the price at which Emmis’ convertible preferred stock would convert into shares of Class A common stock. The corrected anti-dilution provision applicable to tender offers filed in the Articles of Correction provides an anti-dilution adjustment that is based on the aggregate consideration paid in the tender offer, Emmis’ overall market capitalization and the market value of the Class A common stock determined over a 10-day trading period ending on the date of the expiration of the tender offer. The revised anti-dilution provision set forth in the Articles of Correction reflects the original intention of the parties to rationally protect the economic interests of holders of Emmis’ convertible preferred stock.
      Each holder of record on May 25, 2005 of convertible preferred stock who votes “FOR” the Proposal and signs a settlement agreement with Emmis relating to the litigation described above will, subject to the Proposal being approved by the holders of the Class A and Class B common stock and convertible preferred stock, receive a consent payment from Emmis of $          for each share of convertible preferred stock held by such holder as of the record date. The consent payment will be paid by Emmis promptly following the ratification of Emmis’ filing of the Articles of Correction at the special meeting. If Emmis’ filing of the Articles of Correction is not ratified by the holders of Class A and Class B common stock and convertible preferred stock at the special meeting or any postponement or adjournment thereof, no consent payment will be made to any holder. Copies of the settlement agreement are available to shareholders free of charge upon request to our corporate secretary.
      The Board of Directors believes that it is advisable to have the shareholders of Emmis ratify Emmis’ filing of the Articles of Correction and has directed that the Proposal be submitted for consideration at the Special Meeting. The text of Section 9(c)(v) of Exhibit A to the Second Amended and Restated Articles of Incorporation of Emmis in its original form, along with the text of this Section as corrected by the Articles of Correction, is attached to this Proxy Statement as Annex 1, and this summary is qualified in its entirety by reference to Annex 1, which you should read in its entirety.
      THE BOARD OF DIRECTORS OF EMMIS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT
      As of May 6, 2005, there were 51,938,982 shares of our Class A common stock, 4,879,784 shares of our Class B common stock and 2,875,000 shares of our convertible preferred stock issued and outstanding. The Class A common stock is entitled to an aggregate of 51,938,982 votes, the Class B common stock is entitled to an aggregate of 48,797,840 votes and the convertible preferred stock is entitled to 2,875,000 votes, voting separately as a class. The following table shows, as of May 6, 2005, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the named executive officers, our directors and nominees, and by our executive officers and directors as a group:

	Class A Common Stock				Class B Common Stock

Five Percent Shareholders,	Amount and Nature				Amount and Nature			Percent of Total
Directors and Certain	of Beneficial		Percent		of Beneficial		Percent	Common Voting
Executive Officers	Ownership		of Class		Ownership		of Class	Power

Jeffrey H. Smulyan	427,883	(1)	*	%	5,579,785	(19)	100.0%	52.2%
Susan B. Bayh	36,722	(2)	*		—		—	*
Walter Z. Berger	318,283	(3)	*		—		—	*
Randall D. Bongarten	226,460	(4)	*		—		—	*
Richard F. Cummings	500,939	(5)	*		—		—	*
Gary L. Kaseff	272,653	(6)	*		—		—	*

	Class A Common Stock			Class B Common Stock

Five Percent Shareholders,	Amount and Nature			Amount and Nature			Percent of Total
Directors and Certain	of Beneficial		Percent	of Beneficial		Percent	Common Voting
Executive Officers	Ownership		of Class	Ownership		of Class	Power

Richard A. Leventhal	59,163	(7)	*	—		—	*
Peter A. Lund	5,260	(8)	*	—		—	*
Greg A. Nathanson	217,514	(9)	*	—		—	*
Frank V. Sica	31,827	(10)	*	—		—	*
Lawrence B. Sorrel	42,083	(11)	*	—		—	*
AIC Limited	5,425,445	(12)	10.4	—		—	5.4
Barclays Global Investors, NA	2,589,743	(13)	5.0	—		—	2.6
Eubel Brady & Suttman Asset Management, Inc.	3,827,986	(14)	7.4	—		—	3.8
FMR Corp.	3,740,066	(15)	7.2	—		—	3.7
Mellon Financial Corporation	2,790,202	(16)	5.4	—		—	2.8
Westport Asset Management, Inc.	4,734,276	(17)	9.1	—		—	4.7
All Executive Officers and Directors as a Group (14 persons)	2,258,747	(18)	4.3	5,579,785	(19)	100.0%	53.3

*	Less than 1%.

(1)	Consists of 275,720 shares held by Mr. Smulyan as trustee for the Emmis Communications Corporation Profit Sharing Trust (the “Profit Sharing Trust”), as to which Mr. Smulyan disclaims beneficial ownership of all but 3,540 held for his benefit, 356 shares held in the 401(k) Plan, 101,837 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control and 38,850 shares held by The Smulyan Family Foundation, as to which Mr. Smulyan shares voting control.

(2)	Consists of 6,721 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(3)	Consists of 111,783 shares owned individually, 128 shares held in the 401(k) Plan, 305 shares held in the Stock Purchase Plan, 65 shares held in the Profit Sharing Trust and 206,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 87,500 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 61,127 shares owned individually, 331 shares held in the Profit Sharing Trust and 165,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 45,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 151,297 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 3,537 shares held in the Profit Sharing Trust, 343 shares held in the 401(k) Plan and 337,502 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 59,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 66,188 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 814 shares held in the Profit Sharing Trust, 89 shares held in the 401(k) Plan, and 200,805 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually,

35,750 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 8,562 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(8)	Consists of 1,926 shares owned individually and 3,334 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(9)	Consists of 123,388 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children, 124 shares held in the Profit Sharing Trust and 50,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(10)	Consists of 1,826 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(11)	Consists of 12,082 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(12)	Information concerning these shares was obtained from a Schedule 13G filed on March 29, 2005 by AIC Limited on behalf of itself and various affiliates, each of which has a mailing address of 1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8.

(13)	Information concerning these shares was obtained from a Schedule 13G filed on February 14, 2005 by Barclays Global Investors, NA on behalf of itself and various affiliates, each of which has a mailing address of 45 Fremont Street, San Francisco, California 94105.

(14)	Information concerning these shares was obtained from a Schedule 13G filed on February 14, 2005 by Eubel Brady & Suttman Asset Management, Inc. on behalf of itself and various affiliates, each of which has a mailing address of 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

(15)	Information concerning these shares was obtained from an Amendment to Schedule 13G filed on March 10, 2005 by FMR Corp. on behalf of itself and various affiliates, each of which has a mailing address of 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Information concerning these shares was obtained from an Amendment to Schedule 13G filed on February 10, 2005 by Mellon Financial Corporation on behalf of itself and various affiliates, each of which has a mailing address of One Mellon Center, Pittsburgh, Pennsylvania 15258.

(17)	Information concerning these shares was obtained from an Amendment to a Schedule 13G filed February 14, 2004 by Westport Asset Management, Inc. and Westport Advisers LLC, each of which has a mailing address of 253 Riverside Avenue, Westport, Connecticut 06880.

(18)	Includes 1,163,904 shares represented by stock options exercisable currently or within 60 days of May 6, 2005 and 275,720 shares held in the Profit Sharing Trust as to which beneficial ownership is disclaimed as to all but 8,535 shares held for the benefit of officers.

(19)	Consists of 4,879,784 shares owned individually and 700,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 11,578 are restricted stock issued pursuant to the Emmis Stock Compensation Program.
      None of the executive officers, directors or nominees for director of Emmis own any of the convertible preferred stock. The following table shows, as of May 6, 2005, the number and percentage of shares of our convertible preferred stock held by each person known to us to own beneficially more than five percent of the issued and outstanding convertible preferred stock:

	6.25% Series A Convertible
	Preferred Stock

	Amount and Nature
	of Beneficial		Percent
Five Percent Shareholders	Ownership		of Class

Advent Capital Management	531,574	(1)	18.490%
Oppenheimer Funds	400,000	(2)	13.913
Froley Revy Investments	322,000	(3)	11.2

(1)	Information concerning these shares was obtained from a Schedule 13F filed on February 16, 2005 by Advent Capital Management on behalf of itself and various affiliates, each of which has a mailing address of 1065 Avenue of the Americas, 31st Floor, New York, NY 10018.

(2)	Information concerning these shares was obtained from a Schedule 13F filed on May 9, 2005 by Oppenheimer Funds Inc. on behalf of itself and various affiliates, each of which has a mailing address of 6803 S. Tucson Way, Centennial, CO 80112.

(3)	Information concerning these shares was obtained from a Schedule 13F filed on April 21, 2005 by Froley Revy Investment Co. Inc. on behalf of itself and various affiliates, each of which has a mailing address of 10900 Wilshire Blvd., Suite 900, Los Angeles, CA 90024.
OTHER MATTERS
      Under the Indiana Business Corporation Law, no matters may be brought before this special meeting that are not germane to the purposes of the meeting set forth in the notice. If other germane matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
EXPENSES OF SOLICITATION
      The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.
SHAREHOLDER PROPOSALS
      Any of our shareholders wishing to have a proposal considered for inclusion in our 2006 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on March 15, 2006. In addition, under our by-laws any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must generally give us written notice on or before April 9, 2006 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date), and the notice must provide certain specific information as described in the by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2006 proxy solicitation materials or consideration at the 2006 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on April 19, 2006, and also retain that authority under certain other circumstances.
HOUSEHOLDING OF PROXY MATERIALS
      We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with accountholders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.
      If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at 1-866-Emmis-03 (1-866-366-4703) or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.
      If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker or, if you are a record holder of Emmis shares, you should submit a written request to Wachovia Bank, N.A., our transfer agent, at Wachovia Bank, N.A., Shareholder Services, 3C3, 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28288-1153.

ANNEX 1
      Section 9(c)(v) of Exhibit A to the Second Amended and Restated Articles of Incorporation of Emmis reads as follows:

(v) In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies) , that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 9(c) has been made, in the aggregate exceeds 15% of the Corporation’s Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation’s Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation’s Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which not adjustments have been made, exceeds 15% of the Corporation’s Market Capitalization just prior to the expiration of such tender offer; or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 9(c)), then, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution or completion of such tender or exchange offer, as the case may be, by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below, or, if such adjustment is made upon the completion of a tender or exchange offer, as of the payment date for such offer, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 9(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.
      As corrected in the Articles of Correction, Section 9(c)(v) of Exhibit A to the Second Amended and Restated Articles of Incorporation of Emmis reads as follows:

(v) In case the Corporation shall at any time or from time to time (A) make a distribution to all holders of shares of its Common Stock consisting exclusively of cash (excluding any cash portion of distributions referred to in paragraph (iv) above, or cash distributed upon a merger or consolidation to which (B) of this paragraph below applies), that, when combined together with (x) all other such all-cash distributions made within the then-preceding 12 months in respect of which no adjustment has been made and (y) any cash and the fair market value of any other consideration paid or payable in respect of any tender offer by the Corporation or any of its subsidiaries for shares of Common Stock concluded within the then-preceding 12 months in respect of which no adjustment pursuant to this Section 9(c) has been made, in the aggregate exceeds 15% of the Corporation’s Market Capitalization as of the record date of such distribution; (B) complete a tender or exchange offer which the Corporation or any of its subsidiaries makes for shares of the Corporation’s Common Stock that involves an aggregate consideration that, together with (x) any cash and other consideration payable in a tender or exchange offer by the Corporation or any of its subsidiaries for shares of the Corporation’s Common Stock expiring within the then preceding 12 months in respect of which no adjustment has been made and (y) the aggregate amount of any such all-cash distributions referred to in (A) of this paragraph to all holders of shares of Common Stock within the then preceding 12 months in respect of which no adjustments have been made, exceeds 15% of the Corporation’s Market Capitalization just prior to the expiration of such tender offer (the “Expiration Time”); or (C) make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its capital stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in this Section 9(c)), then (1) in the case of (A) and (C) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value as of the record date referred to below and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such tender or exchange offer, for which no adjustment has been made, applicable to one share of Common Stock (but such denominator not to be less than one), and (2) in the case of (B) above, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the close of business on the date of the Expiration Time by a fraction (x) the numerator of which shall be equal to the product of (a) the Market Value on the date of the Expiration Time and (b) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less the number of all shares of Common Stock validly tendered, not withdrawn and accepted for payment up to any maximum specified in the terms of the tender offer or exchange offer (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the denominator of which shall be equal to (a) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (b) the fair market value (as determined by the Board of Directors of the Corporation) of the cash, evidences of indebtedness, securities or other assets paid in such in such tender or exchange offer or so distributed for which no adjustment has been made (assuming in the case of any tender offer or exchange offer, the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Preferred Stock would otherwise be entitled to receive such rights upon Conversion at any time of shares of Preferred Stock into shares of Class A Common Stock unless such rights are subsequently redeemed by the Corporation, in which case such redemption shall be treated for purposes of this Section 9(c)(v) as a dividend on the Common Stock. Such adjustment shall be made whenever any such distribution is made or tender or exchange offer is completed, as the case may be, and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution (or in the case of a tender or exchange offer, immediately prior to the opening of business on the day after the Expiration Time).

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

We are pleased to offer our shareholders the option to access shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in printed form. Your participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, check the box located at the bottom of the attached proxy card. You may also give your consent by telephone or e-mail as described in the proxy statement.

To enable us to send you notification of shareholder communications by e-mail, please provide your e-mail address in the space at the bottom of the attached proxy card. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have already consented to electronic delivery, you need not consent again.

If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications and have received this proxy card without an accompanying proxy statement and annual report, you may view those documents at the “Investors” section of www.emmis.com.

▼ FOLD AND DETACH HERE ▼

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204

This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors

The undersigned hereby appoints Jeffrey H. Smulyan, Walter Z. Berger and J. Scott Enright, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on June 13, 2005, at 10:00 a.m., and at any adjournment thereof.

1.	PROPOSAL TO RATIFY THE FILING OF ARTICLES OF CORRECTION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	I consent to access future shareholder communications released after June 13, 2005 over the Internet as described above and in the proxy statement. My e-mail address is:

(continued on other side)

▼ FOLD AND DETACH HERE ▼

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposal 1.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

Dated:		, 2005

(Signature)

(Signature if held jointly)

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IMPORTANT:	Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

REVOCABLE PROXY